UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 6, 2017

NorthStar Realty Europe Corp.
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	001-37597 (Commission File Number)	32-0468861 (I.R.S. Employer Identification No.)

399 Park Avenue, 18th Floor, New York, NY	10022
(Address of principal executive offices)	(Zip Code)

(212) 547-2600
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

o Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
o Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
o Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
o Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 7, 2017, NorthStar Realty Corp. (“NRE” or the “Company”) announced that Keith A. Feldman, 40, has been appointed to the position of Chief Financial Officer and Treasurer, effective May 10, 2017. Mr. Feldman will succeed Scott Berry as the Company’s Chief Financial Officer and Treasurer on May 10, 2017, the expected date the Company will file its Quarterly Report on Form 10-Q for the period ending March 31, 2017 with the Securities and Exchange Commission. In the interim period until he assumes the Chief Financial Officer role, Mr. Feldman will work seamlessly with Mr. Berry on the transition. Mr. Feldman will also succeed Mr. Berry as the Company’s principal accounting officer for Securities and Exchange Commission (“SEC”) reporting purposes.

Mr. Feldman serves as a managing director of Colony NorthStar, Inc., the Company’s external manager, a position he has held since January 2017 and served as a managing director of NorthStar Asset Management Group Inc., a predecessor company of Colony NorthStar, Inc., from July 2014 to January 2017, as a managing director of NorthStar Realty Finance Corp. from January 2014 to July 2014 and as a director of NorthStar Realty Finance Corp. from January 2012 to December 2013. In each of these roles, Mr. Feldman’s responsibilities included capital markets, corporate finance, and investor relations. Earlier in his career, Mr. Feldman held various financial positions at NorthStar Realty Finance Corp., Goldman Sachs, J.P. Morgan Chase and KPMG LLP. Mr. Feldman received a Bachelor of Science in accounting from Binghamton University. Mr. Feldman is a CFA charterholder.

In connection with Mr. Feldman’s appointment as NRE’s Chief Financial Officer and Treasurer, on April 6, 2017, the Company entered into an indemnification agreement with Mr. Feldman to indemnify and advance expenses and costs incurred by him as an executive officer of the Company in connection with any claims, suits or proceedings brought against him as an executive officer of the Company as a result of his service, subject to the limitations set forth in the indemnification agreement and the Company’s charter. The form of indemnification agreement was included as Exhibit 10.4 to the Company’s Registration Statement on Form S-11 (File No. 333-205440) filed with the SEC on October 9, 2015 and is incorporated herein by reference.

As further described in the Company’s other filings with the SEC, the Company’s officers are not employees of the Company and do not receive direct cash compensation for services rendered to the Company. Rather, they are employees of the Company’s manager, an affiliate of Colony NorthStar, Inc. (the “manager”) and are compensated by the manager for their services to the Company. The Company compensates the manager for its services and reimburses the manager for certain general and administrative costs as well as equity based compensation pursuant to the terms of the Company’s management agreement with the manager. Mr. Feldman does not otherwise have any direct or indirect material interests in any transaction with the Company or in any currently proposed transaction to which the Company is a party. There is no arrangement or understanding between Mr. Feldman and any other person pursuant to which Mr. Feldman was appointed Chief Financial Officer or Treasurer of the Company and there are no family relationships between Mr. Feldman and any director or executive officer of the Company.

Item 7.01    Regulation FD Disclosure

The press release related to the matters described above is attached hereto as Exhibit 99.1.

In accordance with General Instructions B.2 and B.6 of Form 8-K, the information included in this Item 7.01, including Exhibit 99.1 hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any filing made by the Company under the Exchange Act or the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

99.1    Press release of NorthStar Realty Corp. dated April 7, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NorthStar Realty Europe Corp. (Registrant)

Date: April 7, 2017	By:	/s/ Trevor K. Ross
Trevor K. Ross General Counsel and Secretary

INDEX TO EXHIBITS

Exhibit No.	Description
99.1	Press release of NorthStar Realty Europe Corp. dated April 7, 2017